Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RESULTS FOR FIRST QUARTER 2009

First Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.55 [excluding amortization]
•	GAAP diluted EPS from continuing operations of $0.51
•	Net revenues of $23.4 billion, up 9.7%
•	PBM network revenues climbed 6.8% while mail service revenues jumped 8.4%
•	Retail same store sales increased 3.3%
•	Achieved Best-in-Class Generic Dispensing Rate

WOONSOCKET, RHODE ISLAND, May 5, 2009—CVS Caremark Corporation (NYSE: CVS), today announced revenues, operating profit, and earnings for the first quarter ended March 31, 2009.

Revenues:

Net revenues for the first quarter of 2009, increased $2.1 billion to $23.4 billion, up from $21.3 billion during the first quarter of 2008. Net revenues were negatively impacted by one less reporting day during the first quarter of 2009 compared to the first quarter of 2008. Adjusting for the impact of one less reporting day, net revenues would have increased approximately $343 million, or 11.3%.

Revenues in the pharmacy services segment increased 7.2% to $11.5 billion in the first quarter of 2009. Adjusting the growth rate for the impact of new generics, net revenues would have grown 11.4% in the pharmacy services segment. Retail network claims processed during the first quarter of 2009 increased 4.4% to 147.7 million, compared to 141.5 million in the prior year period. This increase was primarily due to the addition of RxAmerica® claims and claims that were filled at retail pharmacies under the Maintenance Choice™ program. This was offset by a reduction in claims due to the termination of two large health plan clients effective January 1, 2009 and having one less day in the first quarter of 2009 compared to the first quarter of 2008. Mail service claims processed during the first quarter of 2009 increased 3.0% to 15.7 million compared to 15.3 million in the prior year period primarily as a result of net new client starts offset by a shift of participants towards the Company’s Maintenance Choice program.

Revenues in the retail pharmacy segment increased 13.9% to $13.5 billion in the first quarter of 2009. Same store sales (sales from stores open more than one year based on a comparable 90-day reporting period) increased 3.3% over the prior year period. Pharmacy same store sales rose 4.6% and were negatively impacted by approximately 310 basis points due to recent generic introductions, while front-end same store sales increased 0.7%. Same store sales for the first quarter of 2009 were negatively impacted by a later Easter (April 12th this year versus March 23rd last year), which shifted more holiday sales into the second quarter of 2009. The Company estimates the Easter shift had a negative impact of approximately 115 basis points on front-end same store sales for the first quarter of 2009 and approximately 40 basis points on total same store sales.

The generic dispensing rate in our PBM segment increased 360 basis points to a best-in-class 67.7% in the first quarter. At the same time, the generic dispensing rate in our retail segment increased 260 basis points to 69.2%.

Earnings from continuing operations:

Earnings from continuing operations for the first quarter ended March 31, 2009, decreased slightly to $743.5 million, compared with earnings from continuing operations of $748.5 million during the first quarter of 2008. Adjusted earnings per share from continuing operations, which excludes $107.5 million of intangible asset amortization related to acquisition activity, for the first quarter were $0.55, compared with $0.55 in the first quarter of 2008. GAAP earnings per diluted share from continuing operations for the first quarter of 2009 were $0.51, compared with $0.51 in the first quarter of 2008.

The Company’s reported results include the first full quarter’s impact of the Longs business, which has a lower operating margin, as well as integration expenses incurred related to the Longs acquisition. As previously reported, the first quarter reflects the short-term margin investments in key PBM contracts that should help drive long-term performance. Additionally, reported expenses include the impact of the elimination of the joint venture with Universal American, the income from which was historically recorded as an offset to expenses, as well as an increase in litigation reserves in the PBM related to pre-merger matters.

Tom Ryan, Chairman, President, and Chief Executive Officer, said, “I’m very pleased with our results in the first quarter, which are at the top of our expectations. Our performance reflects healthy underlying growth in our business, with solid revenue increases and share gains across the enterprise. Our “Mail Choice” prescription volumes, including mail order and Maintenance Choice, increased a robust 6.6% in the quarter; specialty mail revenues climbed 17%; and we posted a best-in-class generic dispensing rate. The Longs integration is right on track and the stores are performing well, even with the difficult California economy. Our retail same store sales continued to lead the industry, with strong results in both the pharmacy and the front store.”

Loss from discontinued operations:

In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. The Company’s loss from discontinued operations for the first quarter of 2009 includes $5.1 million ($8.3 million, net of a $3.2 million income tax benefit) of lease-related costs (i.e., interest accretion and legal fees).

Real estate program:

For the quarter, CVS Caremark opened 39 new retail pharmacy stores, closed 50 retail pharmacy stores, 5 specialty pharmacies and one mail order facility. In addition, the Company relocated 53 retail pharmacy stores. As of March 31, 2009, the Company operated 6,912 retail pharmacy stores, 52 specialty pharmacy stores, 20 specialty mail order pharmacies and 6 mail order pharmacies in 43 states, the District of Columbia and Puerto Rico.

Fiscal year change:

On December 23, 2008, the Board of Directors of the Company approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than retail, industry. The fiscal year change was effective beginning with the fourth quarter of fiscal 2008. Please note that the first quarter of 2009 and 2008 include 90 days and 91 days, respectively.

Teleconference and webcast:

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark Web site at cvscaremark.com/investors. This webcast will be archived and available on the Web site for a one-month period following the conference call.

About the Company:

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 6,900 CVS/pharmacy and Longs Drugs stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investors section of the Company’s Web site, at cvscaremark.com, as well as through the Newsroom section of the Company’s Web site, at cvscaremark.com/newsroom.

Forward-looking statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under Part I, Item 1A – Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2008.

– Tables Follow –

CVS CAREMARK CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	Fiscal Quarter Ended (1)
In millions, except per share amounts	March 31, 2009	March 29, 2008
Net revenues	$23,393.9	$21,326.0
Cost of revenues	18,645.9	17,033.0

Gross profit	4,748.0	4,293.0
Total operating expenses	3,370.8	2,922.9

Operating profit	1,377.2	1,370.1
Interest expense, net	142.1	130.9

Earnings from continuing operations before income tax provision	1,235.1	1,239.2
Income tax provision	491.6	490.7

Earnings from continuing operations	743.5	748.5
Loss from discontinued operations, net of income tax benefit of $3.2(2)	(5.1)	—

Net earnings	738.4	748.5
Preference dividends, net of income tax benefit	—	3.5

Net earnings available to common shareholders	$738.4	$745.0

Basic earnings per common share:
Earnings from continuing operations	$0.51	$0.52
Loss from discontinued operations	(0.003)	—

Net earnings	$0.51	$0.52

Weighted average basic common shares outstanding	1,450.0	1,429.8

Diluted earnings per common share:(3)
Earnings from continuing operations	$0.51	$0.51
Loss from discontinued operations	(0.003)	—

Net earnings	$0.50	$0.51

Weighted average diluted common shares outstanding	1,468.9	1,467.7

Dividends declared per common share	$0.07625	$0.06000

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the first quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

(2)	In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co. and certain affiliates, which operate Linens ‘n Things, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Pursuant to the court order entered on October 16, 2008, Linens Holding Co. is in the process of liquidating the entire Linens ‘n Things retail chain. The Company’s loss from discontinued operations for the first quarter of 2009 includes $5.1 million ($8.3 million, net of a $3.2 million income tax benefit) of lease-related costs (i.e., interest accretion and legal fees).

(3)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment related to preference dividends was $3.5 million for the first quarter of 2008.

CVS CAREMARK CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	March 31, 2009(1)	December 31, 2008(1)
Assets:
Cash and cash equivalents	$997.4	$1,352.4
Accounts receivable, net	5,358.2	5,384.3
Inventories	9,052.4	9,152.6
Deferred income taxes	419.6	435.2
Other current assets	261.0	201.7

Total current assets	16,088.6	16,526.2

Property and equipment, net	8,325.4	8,125.2
Goodwill	25,491.4	25,493.9
Intangible assets, net	10,365.3	10,446.2
Other assets	385.4	368.4

Total assets	$60,656.1	$60,959.9

Liabilities:
Accounts payable	$3,566.3	$3,800.7
Claims and discounts payable	2,933.8	2,814.2
Accrued expenses	2,927.4	3,177.6
Short-term debt	1,419.9	3,044.1
Current portion of long-term debt	651.4	653.3

Total current liabilities	11,498.8	13,489.9
Long-term debt	9,056.3	8,057.2
Deferred income taxes	3,703.5	3,701.7
Other long-term liabilities	1,108.3	1,136.7

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; no issued and outstanding shares at March 31, 2009 and 3,583,000 shares issued and outstanding at December 31, 2008	—	191.5
Common stock, par value $0.01: authorized 3,200,000,000 shares; issued 1,603,941,000 shares issued at March 31, 2009 and 1,603,267,000 shares issued at December 31, 2008	16.0	16.0
Treasury stock, at cost: 146,579,000 shares at March 31, 2009 and 164,502,000 shares at December 31, 2008	(5,180.9)	(5,812.3)
Shares held in trust; 1,700,000 shares at March 31, 2009 and at December 31, 2008	(55.5)	(55.5)
Capital surplus	26,925.0	27,279.6
Retained earnings	13,726.5	13,097.8
Accumulated other comprehensive loss	(141.9)	(142.7)

Total shareholders’ equity	35,289.2	34,574.4

Total liabilities and shareholders’ equity	$60,656.1	$60,959.9

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the first quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

CVS CAREMARK CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended(1)
In millions	March 31, 2009	March 29, 2008
Cash flows from operating activities:
Cash receipts from revenues	$17,282.7	$16,321.6
Cash paid for inventory	(12,187.5)	(12,459.8)
Cash paid to other suppliers and employees	(3,913.5)	(2,989.1)
Interest received	1.9	6.3
Interest paid	(123.0)	(124.6)
Income taxes paid	(289.3)	(13.6)

Net cash provided by operating activities	771.3	740.8

Cash flows from investing activities:
Additions to property and equipment	(466.4)	(400.3)
Proceeds from sale-leaseback transactions	5.8	5.3
Proceeds from sale or disposal of assets	1.7	4.8
Acquisitions (net of cash acquired) and investments	13.1	15.9
Sale of short-term investment	—	27.5

Net cash used in investing activities	(445.8)	(346.8)

Cash flows from financing activities:
Net reductions in short-term debt	(1,626.1)	(743.1)
Dividends paid	(109.7)	(85.9)
Proceeds from exercise of stock options	55.0	170.1
Excess tax benefits from stock based compensation	1.2	27.1
Additions to long-term debt	999.1	—
Reductions in long-term debt	—	(0.6)

Net cash used in financing activities	(680.5)	(632.4)

Net decrease in cash and cash equivalents	(355.0)	(238.4)
Cash and cash equivalents at beginning of period	1,352.4	1,056.6

Cash and cash equivalents at end of period	$997.4	$818.2

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$738.4	$748.5
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	353.9	299.3
Stock based compensation	22.0	13.2
Deferred income taxes and other non-cash items	33.8	(1.6)
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	26.1	(43.8)
Inventories	92.8	18.8
Other current assets	(64.7)	4.1
Other assets	(24.0)	3.1
Accounts payable and Claims and discounts payable	(114.8)	(190.9)
Accrued expenses	(270.4)	(108.0)
Other long-term liabilities	(21.8)	(1.9)

Net cash provided by operating activities	$771.3	$740.8

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the fiscal quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

Adjusted Earnings Per Share

Unaudited

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as earnings from continuing operations before income taxes plus amortization, less income tax provision and dilutive earnings adjustment, divided by the weighted average diluted common shares outstanding.

Following is a reconciliation of earnings from continuing operations before income tax provision to adjusted earnings per share:

	(Unaudited) Fiscal Quarter Ended(1)
In millions, except per share amounts	March 31, 2009	March 29, 2008
Earnings from continuing operations before income tax provision	$1,235.1	$1,239.2
Amortization	107.5	97.9

Adjusted earnings from continuing operations before income tax provision	1,342.6	1,337.1
Income tax provision	534.3	529.5

Adjusted net earnings from continuing operations	808.3	807.6
Dilutive earnings adjustment	—	(0.9)

Adjusted net earnings from continuing operations available to common shareholders	$808.3	$806.7

Weighted average diluted common shares outstanding	1,468.9	1,467.7
Adjusted earnings per share from continuing operations	$0.55	$0.55

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the fiscal quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

Free Cash Flow

Unaudited

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

Following is a reconciliation of net cash provided by operating activities to free cash flow:

	(Unaudited) Fiscal Quarter Ended(1)
In millions	March 31, 2009	March 29, 2008
Net earnings	$738.4	$748.5
Non-cash charges (including depreciation and amortization)	409.7	310.9
Working capital change	(376.8)	(318.6)

Net cash provided by operating activities	$771.3	$740.8
Subtract: Additions to property and equipment	(466.4)	(400.3)
Add: Proceeds from sale-leaseback transactions	5.8	5.3

Free cash flow	$310.7	$345.8

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the fiscal quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

Supplemental Unaudited Information

The Company evaluates segment performance based on net revenue, gross profit and operating profit before the effect of discontinued operations and certain intersegment activities and charges. Following is a reconciliation of the Company’s business segments to the accompanying consolidated financial statements:

In millions	Pharmacy Services Segment(1)(2)	Retail Pharmacy Segment(1)	Intersegment Eliminations(1)(3)	Consolidated Totals(1)
Fiscal Quarter Ended
March 31, 2009:
Net revenues	$11,534.8	$13,496.9	$(1,637.8)	$23,393.9
Gross profit	791.8	3,956.2	—	4,748.0
Operating profit	485.8	891.4	—	1,377.2

March 29, 2008:
Net revenues	$10,764.7	$11,845.6	$(1,284.3)	$21,326.0
Gross profit	788.0	3,505.0	—	4,293.0
Operating profit	530.0	840.1	—	1,370.1

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the fiscal quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

(2)	Net revenues of the Pharmacy Services Segment include approximately $1,667.9 million and $1,664.9 million of Retail Co-payments for the first quarter of 2009 and 2008, respectively.

(3)	Intersegment eliminations relate to intersegment revenues and accounts receivables that occur when a Pharmacy Services Segment customer uses a Retail Pharmacy Segment store to purchase covered products. When this occurs, both segments record the revenue on a standalone basis.

Supplemental Information

Preliminary and Unaudited

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	(Unaudited) Fiscal Quarter Ended(1)
In millions	March 31, 2009	March 29, 2008
Net revenues	$11,534.8	$10,764.7
Gross profit	791.8	788.0
Gross profit % of net revenues	6.9%	7.3%
Operating expenses	306.0	258.0
Operating expense % of net revenues	2.7%	2.4%
Operating profit	485.8	530.0
Operating profit % of net revenues	4.2%	4.9%

Net revenues:
Mail service	$3,955.0	$3,647.1
Retail network	7,498.2	7,023.8
Other	81.6	93.8
Pharmacy claims processed:
Total	163.4	156.8
Mail service	15.7	15.3
Retail network	147.7	141.5
Generic dispensing rate:
Total	67.7%	64.1%
Mail service	55.5%	52.8%
Retail network	68.8%	65.2%
Mail order penetration rate(2)	23.0%	23.1%

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the fiscal quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

(2)	Excluding the impact of RxAmerica and Maintenance Choice™, the mail order penetration rate would have been 25.8% for the first quarter of 2009, compared to 23.1% in the first quarter of 2008.

EBITDA and EBITDA per Adjusted Claim

Unaudited

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

Following is a reconciliation of operating profit to EBITDA:

Pharmacy Services Segment	(Unaudited) Fiscal Quarter Ended(1)
In millions, except per adjusted claim amounts	March 31, 2009(2)	March 29, 2008(3)
Operating profit	$485.8	$530.0
Depreciation and amortization	94.4	86.5

EBITDA	$580.2	$616.5
Adjusted claims	191.7	184.1

EBITDA per adjusted claim	$3.03	$3.35

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry. As you review our operating performance, please consider that the fiscal quarter ended March 31, 2009 and March 29, 2008 include 90 days and 91 days, respectively.

(2)	Excluding the impact of RxAmerica, Maintenance Choice™, and an increase in litigation reserves, EBITDA per adjusted claim would have been $3.46 for the first quarter of 2009, compared to $3.35 in the first quarter of 2008.

(3)	The EBITDA per adjusted claim number, which was reported in the Company’s first quarter 2008 earnings release, was $3.41 as a result of adding back merger and integration costs related to the Caremark merger of $10.4 million.

Supplemental Information

Preliminary and Unaudited

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	(Unaudited) Fiscal Quarter Ended(1)
In millions	March 31, 2009	March 29, 2008
Net revenues	$13,496.9	$11,845.6
Gross profit	3,956.2	3,505.0
Gross profit % of net revenues	29.3%	29.6%
Operating expenses	3,064.8	2,664.9
Operating expense % of net revenues	22.7%	22.5%
Operating profit	891.4	840.1
Operating profit % of net revenues	6.6%	7.1%

Net revenue increase:
Total	13.9%	5.4%
Pharmacy	13.2%	4.8%
Front Store	15.6%	6.6%
Same store sales increase(2)(3):
Total	3.3%	3.9%
Pharmacy	4.6%	3.7%
Front Store	0.7%	4.3%
Generic dispensing rates	69.2%	66.6%
Pharmacy % of total revenues	67.7%	68.2%
Third party % of pharmacy revenue	95.4%	95.4%
Retail prescriptions filled	152.4	139.5

(1)	On December 23, 2008, our Board of Directors approved a change in our fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect our position in the health care, rather than the retail, industry.

(2)	Same store sales increase excludes the Longs Drug Stores, which were acquired effective October 20, 2008. These stores will be included in same store sales beginning in November 2009.

(3)	Same store sales increase is based on sales from stores open more than one year based on a comparable 90-day reporting period.